Exhibit 10.38

25134 Rye Canyon Loop Suite 300 Valencia, CA 91355 Main: (661) 775-5300 www.mannkindcorp.com

March 3, 2016

Michael Castagna

638 Lindero Canyon Road, Suite 333

Oak Park, CA 91377

Dear Michael,

Congratulations! The MannKind team has been very impressed with your background and credentials, and we are genuinely pleased to offer you full-time employment with MannKind Corporation, in the exempt position Chief Commercialization Officer located in Valencia CA. In this position you will initially report directly to Matthew J. Pfeffer, Chief Executive Officer and CFO.

We will target your employment to commence on March 14, 2016. Please be advised that this offer is contingent upon satisfactory reference and background checks and receipt of results of a satisfactory drug screening test. In the coming days, you will receive an email with information regarding the test, contact and location information for the laboratory as well as the hours of operation. This screening test must be completed no later than two weeks from the date of this letter.

You will be paid on a bi-weekly basis, on regular payroll schedule, in the amount of $15,384.61, equating to an annualized amount of $400,000.00. You will be eligible to participate in the MannKind Discretionary Bonus Plan, with a target bonus opportunity of 50% of annual earnings. You will be eligible for a car allowance of $553.85 paid on a biweekly basis equating to an annualized amount of $14,400.00.

Additionally, you will receive a one-time sign-on bonus in the gross amount of $50,000.00, less appropriate with-holdings and other payroll deductions, payable as a lump sum on the first pay period at the end of the first ninety (90) days of your employment. By accepting this offer, you agree that, in the event that you voluntarily leave the Company, or if you are terminated by the Company for “cause”, within the twelve (12) months following receipt of payment, you will repay the full amount of the payment, net any with-holdings within thirty (30) days after the last day of your employment. By accepting this offer, you further agree that the Company may deduct this amount from any other amounts The Company owes you should you be obligated to repay this amount.

You will be eligible to participate in MannKind’s Equity Incentive Plan, under which stock options and restricted stock will be awarded to you at a future date, as approved by the Board of Directors. At the next quarterly Board meeting after your hire date, we will recommend that you be granted an equity award of 329,200 stock options and 80,000 restricted stock units which is comparable to grants made for other individuals in similar level positions throughout the company. This is not a guarantee for a specific

Michael Castagna, page two

number of restricted stock units, but is only intended to provide you with an understanding of grant guidelines for your position. If your start date is less than two weeks prior to the next quarterly Board meeting, the recommendation will be submitted in the following quarter. Grants will begin vesting based on your hire date. You will also be eligible for an annual equity grant.

Additionally, the Board will be asked to make a special grant of 1,000,000 performance based stock options, with performance based vesting terms to be mutually agreed upon in advance of their grant date.

We have a substantial list of fringe benefits, including the following: 22 days PTO annually, which accrues on a bi-weekly basis; short term and long term disability insurance; company–paid life insurance; a 401(k) tax deferred savings program; flexible spending accounts; health, vision and dental insurance, and twelve paid holidays. The holidays and other time off benefits will be prorated based on your date of hire. All benefits, policies and rules are subject to change from time to time at the Company’s discretion. All benefits outlined in this offer letter are contingent on your continuing employment with MannKind Corporation in a benefit eligible status.

Shortly after we are in receipt of your acceptance, you will receive a welcome email from our onboarding manager, with a link to your personalized onboarding portal. Through this portal you will have access to most of the required MannKind policies and agreements that will require your signature such as, the Employee Proprietary Information and Inventions Agreement, an Arbitration Agreement, a Policy Against Insider Trading, Code of Business Conduct and Ethics, and an Employee Acknowledgement Form, required after reading the MannKind Employee Sourcebook. Of course, the company may require additional policies or agreements to be signed and acknowledged in the future.

Employment at MannKind is at will, which means that either you or MannKind can end the employment relationship at any time, and for any reason or for no reason, with or without cause or notice. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be modified or amended except in writing by an officer of the company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This at will employment relationship cannot be changed except in writing as approved by the Board of Directors of MannKind.

We appreciate the energy and enthusiasm you demonstrated during our interview and selection process and we look forward to a favorable response to our offer. We have many exciting challenges ahead and believe you can make a significant contribution to MannKind.

At your earliest convenience, please sign and date this letter and return it to Linda Adreveno, Sr. V. P. Human Resources (ladreveno@mannkindcorp.com) to indicate your acceptance of this written offer of employment. Please also include proof of your annual compensation in the form of a recent pay stub or W2/1099.

If you should have any questions, please don’t hesitate to contact me.

Sincerely,

/s/ Matthew J. Pfeffer
Matthew J. Pfeffer Chief Executive Officer and CFO

Michael Castagna, page three

I have carefully read and understand all of the terms of the above letter and freely and voluntarily accept and agree to all of its terms. I represent that, in agreeing to this offer letter, I am not relying on any representations or promises of any kind other than set forth in this letter.

/s/ Michael Castagna
Michael Castagna

March 9, 2016
Date Signed

March 14, 2016
Confirmed Start Date